Zymeworks Provides Corporate Update and
Reports Third Quarter 2026 Financial Results

•2026 financial guidance raised to a total revenue range of $337 million to $351 million (previously between $278 million and $292 million) and an Adjusted EBITDA range of $176 million to $190 million (previously between $114 million and $128 million)
•Ziihera® first-line advanced gastroesophageal adenocarcinoma (GEA) approval by the U.S. FDA expands royalty opportunity and provided a $250 million U.S. approval milestone
•Collaboration agreement with Roche, once Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976 clearance obtained, will provide a pathway for ZW209 value creation from capital-efficient R&D while preserving meaningful long-term economic participation
•The Company plans to host an R&D Day in New York on February 11th, 2027

Vancouver, British Columbia (November 9, 2026) – Zymeworks Inc. (Nasdaq: ZYME), a biotechnology company managing a portfolio of licensed healthcare assets, while developing a diverse pipeline of novel, multifunctional biotherapeutics, today reported financial results for the third quarter ended September 30, 2026 and provided a summary of recent business highlights. The Company has elected not to host a third quarter earnings conference call after release of its financial results.

"We are entering the next phase of Zymeworks growth with a fundamentally stronger and more diversified business. The transformation of Zymeworks is becoming increasingly visible in our financial profile and in the breadth of opportunities available to us," said Kenneth Galbraith, Chair and Chief Executive Officer of Zymeworks. "Over the course of 2026, Ziihera has expanded its label into first-line HER2-positive advanced gastroesophageal adenocarcinoma, we have completed the acquisition of Theravance Biopharma adding a recurring commercial cash-flow stream through YUPELRI. We have also made progress on strategic transactions that can expand the opportunities for our R&D portfolio, while reducing risk, maintaining R&D discipline, and adding potential future milestones and royalties. We are pleased to report an increase in our financial guidance for 2026 as a result of this business development execution. These advancements demonstrate the strategy we set out a year ago - to build a durable financial foundation through partnered and commercial assets, while maintaining the ability to create additional value through R&D, acquisitions, partnerships and disciplined capital allocation."

Financial Highlights
•Royalty revenue from Jazz Pharmaceuticals (Jazz) and BeOne Medicines (BeOne) was $2.3 million in the three months ended September 30, 2026, driven primarily by net product sales of Ziihera by Jazz in the United States.
•YUPELRI® collaboration revenue increased 4% year-over-year (YoY). Quarterly U.S. net sales of $71.5 million for YUPELRI, recognized by Viatris, in 3Q 2026, increasing 0.2% YoY (3Q-2026 vs 3Q-2025).
•Increased doses of YUPELRI pulled through the hospital channel grew at a double-digit rate YoY, reflecting continued underlying momentum. Theravance Biopharma contributed approximately $1.5 million of revenue during the quarter, reflecting seven days of ownership following the September 23, 2026 acquisition date.
•Under the terms of our collaboration with Jazz, Zymeworks received a $250 million milestone payment related to Ziihera's U.S. FDA approval for first-line treatment of HER2-positive advanced GEA in October 2026. Zymeworks remains eligible for up to $190 million in potential additional global regulatory milestones related to ex-U.S. approvals for Ziihera in HER2-positive GEA from Jazz and BeOne.
•During 2026, Zymeworks has accessed $600 million of non-dilutive financing through a non-recourse royalty-backed note, and a non-recourse note, with a weighted average cost of capital of less than 10%. The financing supported the Theravance Biopharma acquisition and the Company's share repurchase program while minimizing equity dilution. The Company currently has no current plans for additional equity issuances.
•Repurchased 534,381 shares for $14.0 million in the third quarter of 2026, with total share repurchases of 5,737,790 shares for $140.4 million in the first nine months of 2026 at an average price of $24.48 per share (exclusive of commission expense and estimated excise tax).
•The Company has increased its 2026 financial guidance for total revenue to be between $337 million and $351 million (previously between $278 million and $292 million) and adjusted EBITDA to be between $176 million and $190 million (previously between $114 million and $128 million), excluding the impact of any future transactions. This financial guidance is subject to expiration or termination of the waiting period under HSR as it relates to the Roche collaboration, expected during the fourth quarter of 2026.

Business Highlights
Expanding Revenue Diversification Through Theravance Biopharma Acquisition
•On September 23, 2026, Zymeworks completed the previously announced acquisition of Theravance Biopharma. With the completion of the transaction, Theravance Biopharma is now part of Zymeworks, further advancing Zymeworks’ strategy to build a diversified revenue-generating biotechnology company, combining innovative R&D with growing commercial and royalty-based cash flows. Post-closing, we expect $13 million to $15 million of annualized overhead and corporate costs to be eliminated, reducing future operating expenses.
•On September 28, 2026, Zymeworks announced the appointment of Stuart Knight as Executive Vice President, Chief Information Officer, as well as Jesse Fecker as Vice President of Intellectual Property, both of whom join Zymeworks from Theravance Biopharma.
•On October 19, 2026, Zymeworks announced the appointment of Suzanne Monahan as Senior Vice President, and General Manager, Theravance Biopharma.

Recent Developments

Recent key developments related to our portfolio are discussed below:
Ziihera (zanidatamab-hrii)
•On August 25, 2026, our partner Jazz received U.S. FDA approval for two Ziihera-containing regimens for the first-line treatment of adults with unresectable locally advanced or metastatic HER2-positive GEA. Jazz subsequently launched U.S. commercialization, and secured a recommendation in the European Society of Medical Oncology (ESMO) Clinical Practice Guidelines, as well as a Category 2A recommendation from the National Comprehensive Cancer Network® (NCCN), positioning Ziihera as a preferred treatment for first-line GEA patients.
•On October 23, 2026, results from the second interim, and final formal, analysis of HERIZON-GEA-01 were presented as a late-breaking rapid oral presentation at the ESMO Annual Congress 2026. Key findings include:
◦Nearly 40% of patients alive at three years with Ziihera plus tislelizumab and chemotherapy, irrespective of PD-L1 status, achieving a median overall survival (OS) of 27 months.
◦Mature HERIZON-GEA-01 results show Ziihera plus chemotherapy delivered statistically significant and clinically meaningful OS benefit, reducing the rate of death by 24% versus trastuzumab plus chemotherapy.
◦The Ziihera plus tislelizumab and chemotherapy regimen reduced the risk of death by 35% (hazard ratio [HR] 0.65; 95% CI: 0.52–0.80), improving from an HR of 0.72 at the first interim analysis.

Other Partnered Programs
ZW209
•On October 23, 2026, Zymeworks announced an exclusive global collaboration and license agreement with Roche for the development of ZW209. Under the agreement, Zymeworks is eligible to receive an upfront payment of $55 million, a $40 million payment upon initiation of the Phase 1b trial, additional development, commercial and sales-based milestone payments of up to $718 million, and tiered high single digit to mid-teens royalties on future net sales of any approved medicines resulting from the collaboration. This transaction is subject to the expiration or termination of the waiting period under HSR.
•ZW209 has received Investigational New Drug clearance from the U.S. FDA. We anticipate initiating a Phase 1, open-label, multicenter, global study in 2026 investigating ZW209 in collaboration with Roche to evaluate safety, tolerability, pharmacokinetics, and preliminary anti-tumor activity. Roche will fund the Phase 1a trial and be responsible for subsequent global development and commercialization of ZW209.
“Importantly, this collaboration with Roche demonstrates how the components of our business model work together in practice. By combining recurring commercial cash flows with a disciplined approach to R&D and partnerships, we are building a business model that can generate value through multiple pathways,” said Kenneth Galbraith. “Recurring cash flows provide greater flexibility to invest selectively in programs and opportunities with meaningful value-creation potential, while our R&D engine and business development activities create additional opportunities to generate milestones, royalties, licensing proceeds and other sources of long-term value. Just as importantly, we can increasingly match the capital and ownership structure to each opportunity, whether acquiring and operating a business, partnering an asset, licensing a program or bringing in external venture capital, without assuming that every opportunity must be funded entirely from our balance sheet.”
Pasritamig
On November 7, 2026, our partner Johnson & Johnson presented new data on the Phase 1 study of pasritamig (KLK2×CD3) in combination with JNJ-9401 (PSMA×CD28) at the Society for Immunotherapy of Cancer (SITC). Results demonstrated encouraging anti-tumor activity in heavily pretreated patients with metastatic castration-resistant prostate cancer:
•At the recommended Phase 2 regimen, the combination achieved a 73% PSA50 response rate, 47% PSA90 response rate, and undetectable PSA in 27% of patients, with responses ongoing beyond six months in all four patients achieving undetectable PSA.
•The combination maintained a favorable safety profile, with no Grade ≥3 treatment-related adverse events, no Grade ≥2 CRS and no treatment discontinuations at the recommended regimen.

Wholly-Owned R&D Pipeline
•On October 24, 2026, Zymeworks presented new Phase 1 data for folate receptor alpha-targeting antibody-drug conjugate, ZW191, at the ESMO Annual Congress. Updated data presented for ZW191 demonstrates compelling anti-tumor activity in heavily pretreated patients with platinum-resistant ovarian cancer across folate receptor alpha expression levels:
◦Confirmed objective response rates of 64.5% at the 6.4 mg/kg dose in patients with high-grade serous platinum-resistant ovarian cancer.
◦Median duration of response not yet reached at either dose level at median 7 months     follow-up, with six-month progression-free survival rate of 61% in both groups.
◦Favorable tolerability profile, particularly at 6.4 mg/kg, supports continued clinical development in partnership or through a strategic collaboration.
•On November 7, 2026, Zymeworks presented preclinical data at SITC on a novel PD1xVEGFxIL-7 multispecific antibody with optimized geometry that achieves targeting of IL-7 to PD-1+ T cells. The poster presentation titled “Engineering targeted IL-7 delivery to enhance anti-tumor T cell fitness and persistence” shows that combining checkpoint and angiogenesis blockade with a T cell cytokine signal, PD1xVEGFxIL-7 represents a mechanistically distinct strategy to improve the durability of anti-tumor responses.
•On December 13, 2026, Zymeworks will present new preclinical data for a penta-specific antibody at the American Society of Hematology Annual Meeting and Exhibition via a poster presentation titled “ZW1953: A multispecific T cell engager targeting FLT3, CLEC12A, and CD33 with conditional CD28 co-stimulation designed to overcome resistance mechanisms and improve treatment responses in AML”, representing the first scientific disclosure for Zymeworks in a hematological cancer indication.
The Company plans to host a R&D Day on February 11th, 2027 in New York, NY. A live webcast of the event will be accessible through Zymeworks' Investor Relations website at ir.zymeworks.com. A detailed agenda, including registration and dial-in information, will be provided closer to the event.
Financial Results for the Quarter Ended September 30, 2026
The key financial highlights for our 2026 third quarter results are as follows:
Theravance Biopharma Acquisition – The acquisition of Theravance Biopharma closed on September 23, 2026 and had a limited impact on third quarter operating results given the timing of the transaction. Theravance Biopharma contributed approximately $1.5 million of revenue during the quarter, reflecting seven days of of ownership following the acquisition date. The primary earnings impact related to integration and transaction-related costs associated with the acquisition.

Revenue – Total revenue was $256.5 million in 3Q-2026, compared to $27.6 million for the same period in 2025. The increase was primarily due to the $250.0 million milestone earned from Jazz following the U.S. approval of Ziihera for first-line HER2-positive GEA in August 2026. The increase was partially offset by the absence of a $25.0 million development milestone from Johnson & Johnson Innovative Medicine recognized during the third quarter of 2025.

Research and Development (R&D) Expenses – R&D expenses were $36.1 million in 3Q-2026, compared to $35.6 million for the same period in 2025. R&D expenses were generally consistent with the prior year period, as lower spending on ZW171 following discontinuation of the program in 2025 and reduced spending on certain preclinical programs after completion of IND-enabling activities were largely offset by employee-related costs associated with the Theravance Biopharma acquisition.
Selling, General and Administrative (SG&A) Expenses – SG&A expenses were $42.7 million in 3Q-2026, compared to $14.1 million for the same period in 2025. The increase was primarily driven by costs associated with the Theravance Biopharma acquisition, including severance and transaction-related professional fees, together with higher stock-based compensation expense associated with 2026 equity awards, including leadership transition awards and the settlement of certain Theravance Biopharma equity awards.
Other Income, net – Net other expense was $4.4 million in 3Q-2026, compared to net other income of $3.8 million for the same period in 2025. The change was driven primarily by interest expense related to the royalty-backed note financing arrangement with Royalty Pharma executed in March 2026 and lower interest income resulting from reduced investment balances.
Net Loss – Net income was $173.7 million in 3Q-2026, compared to a net loss of $19.6 million for the same period in 2025. The increase was driven primarily by the $250.0 million milestone earned from Jazz following U.S. approval of Ziihera for first-line HER2-positive GEA in August 2026, partially offset by nonrecurring acquisition related costs and interest expense associated with the Company's royalty-based note financing arrangement with Royalty Pharma in March 2026.

Since initiating its share repurchase program in August 2024, the Company has cumulatively utilized $279.8 million to reacquire 12,940,827 shares at an average price of $21.63 per share (exclusive of commission expense and estimated excise tax). As of November 6, 2026, the Company had approximately 69.0 million common shares outstanding.
About Zymeworks Inc.
Zymeworks is a global biotechnology company building a diversified portfolio of healthcare assets designed to generate durable cash flows while advancing innovative medicines for difficult-to-treat diseases. The Company’s asset and royalty aggregation strategy combines a growing portfolio of commercial and near-commercial assets, including YUPELRI® (revefenacin), with a differentiated internal research and development engine. Zymeworks’ portfolio also includes Ziihera® (zanidatamab-hrii), a HER2-targeted bispecific antibody discovered and developed by Zymeworks and commercialized through global partnerships with Jazz Pharmaceuticals and BeOne Medicines, and pasritamig, a clinical-stage multispecific antibody developed by Johnson & Johnson using Zymeworks’ proprietary antibody engineering technologies.

Zymeworks is advancing a diverse pipeline of novel biotherapeutics, leveraging its proprietary Azymetric™ platform and expertise in antibody-drug conjugates, multispecific antibodies and other next-generation antibody technologies. These capabilities, together with Zymeworks’ integrated drug development expertise, enable the Company to develop differentiated therapeutics and create value through both internal innovation and strategic partnerships.

For more information about Zymeworks, its portfolio and pipeline, visit www.zymeworks.com and follow @ZymeworksInc on X.

Non-GAAP Financial Information
Zymeworks believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. Reconciliations of non-GAAP financial measures to the most directly comparable financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For further information regarding why Zymeworks believes that these non-GAAP measures provide useful information to investors and some of the limitations associated with the use of these measures, please refer to the “Explanation of Non-GAAP Financial Information” section at the end of this press release.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” or information within the meaning of the applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include, but are not limited to, statements that relate to Zymeworks’ expectations regarding implementation of its strategic priorities and the anticipated benefits thereof, including shareholder returns and the anticipated manner of such returns; implementation of its long-term strategy to maximize value creation; the anticipated benefits of its collaboration agreements, including Zymeworks’ ability to receive any future milestone payments and royalties thereunder; Zymeworks' ability to complete the proposed transaction with Theravance Biopharma; future growth of YUPELRI® sales and future royalty payments; contingent milestone payments due to Theravance Biopharma from the sale of Theravance Biopharma’s TRELEGY ELLIPTA® royalty interests; Zymeworks’ ability to execute the share repurchase program, in whole or in part; expected timing and amount of repurchases; the potential addressable market of zanidatamab and other product candidates; the timing of and results of interactions with regulators; Zymeworks’ and its partners’ clinical development of product candidates; the expected contributions of personnel to Zymeworks’ clinical development, strategic goals and long-term shareholder value for patients and shareholders; the timing and status of ongoing and future studies and the related data; potential safety profile and therapeutic effects of zanidatamab and Zymeworks’ other product candidates; the potential of ZW191 to be a best-in-class therapy; the commercial potential of technology platforms and product candidates; Zymeworks’ ability to satisfy potential regulatory and commercial milestones with existing and future partners; anticipated continued receipt of revenue from existing and future partners; Zymeworks’ ability to generate royalty revenue from Ziihera; Zymeworks’ ability to execute new collaborations and partnerships; Zymeworks’ early-stage pipeline; anticipated sufficiency of existing cash resources, when combined with the assumed receipt of certain anticipated regulatory milestone payments related to the potential approvals of Ziihera in GEA in the U.S., Europe, Japan, and China, and assuming the full execution of the $125.0 million share repurchase program, to fund Zymeworks’ planned operations beyond 2028 based on current operating plans; expected financial performance and future financial position, including anticipated adjusted gross operating expense (non-GAAP), adjusted research and development expense (non-GAAP) and adjusted general and administrative expense (non-GAAP) for the three-year period ending December 31, 2028, excluding any potential acquisition-related expenses or new partnerships and collaborations; and other information that is not historical information. When used herein, words such as “plan”, “believe”,

“expect”, “may”, “continue”, “anticipate”, “potential”, “will”, “on track”, “progress”, “preserve”, “intend”, “could”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation: any of Zymeworks’ or its partners’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; Zymeworks and Theravance Biopharma may not be able to successfully execute the acquisition; uncertainties regarding the commercial success of YUPELRI® and TRELEGY ELLIPTA®; the anticipated benefits of the acquisition may not be realized or will not be realized within the expected time period; TRELEGY ELLIPTA® may not achieve anticipated sales resulting in sales milestones not being met; Zymeworks may not be able to successfully execute the share repurchase program; the anticipated benefits of the share repurchase program may not be realized; Zymeworks may not achieve milestones or receive additional payments or royalties under its collaborations; regulatory agencies may impose additional requirements or delay the initiation of clinical trials; the impact of new or changing laws and regulations; market conditions, including the impact of tariffs; potential negative impacts of FDA regulatory delays and uncertainty around recent policy developments, changes in the leadership of federal agencies such as the FDA, staff layoffs, budget cuts to agency programs and research, and changes in drug pricing controls; the impact of pandemics and other health crises on Zymeworks’ business, research and clinical development plans and timelines and results of operations, including impact on its clinical trial sites, collaborators, and contractors who act for or on Zymeworks’ behalf; zanidatamab may not be successfully commercialized; Zymeworks’ business strategy related to anticipated and potential future milestones and royalty streams and existing and potential new partnerships may not be successfully implemented; Zymeworks’ evolution of its business strategy may not deliver meaningful shareholder returns; Zymeworks may be unsuccessful in actively managing and/or aggregating revenue-generating assets alongside its active R&D operations; ongoing and future clinical trials may not demonstrate safety and efficacy of any of Zymeworks’ or its collaborators’ product candidates; data providing early validation of our antibody drug conjugate platform and next generation pipeline programs may not be replicated in future studies; Zymeworks’ assumptions and estimates regarding its financial condition, future financial performance and estimated cash runway may be incorrect; inability to maintain or enter into new partnerships or strategic collaborations; the inability of Zymeworks to identify and consummate a strategic acquisition; and the factors described under “Risk Factors” in Zymeworks’ quarterly and annual reports filed with the Securities and Exchange Commission (copies of which may be obtained at www.sec.gov and www.sedarplus.ca).

Although Zymeworks believes that such forward-looking statements are reasonable, there can be no assurance they will prove to be correct. Investors should not place undue reliance on forward-looking statements. The above assumptions, risks and uncertainties are not exhaustive. Forward-looking statements are made as of the date hereof and, except as may be required by law, Zymeworks undertakes no obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances, or to reflect the occurrences of unanticipated events.

ZYMEWORKS INC.
Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)
(In thousands except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue
Research and development collaborations	$256,460	$27,614	$263,458	$103,450
Operating expenses:
Research and development	36,126	35,578	98,018	105,765
Selling, general and administrative	42,736	14,146	77,140	46,082
Total operating expenses	78,862	49,724	175,158	151,847
Income from operations	177,598	(22,110)	88,300	(48,397)
Other (expense) income, net	(4,350)	3,844	(6,696)	10,122
Income (loss) before income taxes	173,248	(18,266)	81,604	(38,275)
Income tax recovery (expense)	452	(1,336)	2,915	(1,646)
Net income (loss)	$173,700	$(19,602)	$84,519	$(39,921)
Other comprehensive income (loss):
Unrealized (loss) income on available for sale securities, net of tax of nil	35	290	(580)	902
Total other comprehensive (loss) income	35	290	(580)	902
Comprehensive income (loss)	$173,735	$(19,312)	$83,939	$(39,019)

Net income (loss) per common share:
Basic	$2.43	$(0.26)	$1.16	$(0.53)
Diluted	$2.28	$(0.26)	$1.08	$(0.53)
Weighted-average common stock outstanding:
Basic	71,609,790	75,767,778	73,079,426	75,427,508
Diluted	76,252,275	75,775,214	78,173,571	75,434,487

ZYMEWORKS INC.
Selected Consolidated Balance Sheet Data
(In thousands)

	September 30, 2026	December 31, 2025
	(unaudited)	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$100,464	$228,797
Accounts receivable	413,861	4,638
Other current assets	18,071	15,332
Long-term marketable securities	—	41,787
Other long-term assets	97,408	43,957
Total assets	$1,176,413	$346,527

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$131,862	$36,346
Other current liabilities	29,599	5,972
Long-term liabilities	756,699	35,708
Total liabilities	918,160	78,026
Stockholders’ equity	258,253	268,501
Total liabilities and stockholders’ equity	$1,176,413	$346,527
Explanation of Non-GAAP Financial Information
In addition to reporting financial information in accordance with U.S. generally accepted accounting principles (GAAP) in this press release, the Company has elected to present Adjusted EBITDA, a non-GAAP financial measure, on a forward-looking basis. Zymeworks believes Adjusted EBITDA provides useful information regarding the Company’s underlying operating performance and facilitates comparisons of operating results across periods. Adjusted EBITDA should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently or may use other measures to evaluate their performance. Investors and others are encouraged to review Zymeworks’ financial information in its entirety and not rely on a single financial measure.
Adjusted EBITDA is calculated as net income (loss), adjusted to exclude income tax expense or benefit, interest income and expense, depreciation and amortization, other non-operating income or expense, share-based compensation expense, and certain other items, including transaction-related costs, restructuring charges and severance costs. A reconciliation of Adjusted EBITDA to net income

(loss), its most directly comparable GAAP financial measure, is included in the tables at the end of this press release.
A reconciliation of forward-looking Adjusted EBITDA to the most directly comparable GAAP measures is not available without unreasonable effort due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Accordingly, in reliance on the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K, we have not provided a reconciliation of forward-looking Adjusted EBITDA provided in this press release. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved; however, it cannot accurately predict all of the components of the adjusted calculations, and the GAAP measures may be materially different than the non-GAAP measures.

GAAP to Non-GAAP Reconciliations
(In thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Net income (loss)	$173,700	$(19,602)	$84,519	$(39,921)
Adjustments:
Income tax (benefit) / expense	(452)	1,336	(2,915)	1,646
Interest expense / (income), net	4,212	(3,529)	6,875	(10,379)
Depreciation and amortization	1,717	1,553	3,989	6,642
Other non-operating (income) / expense	138	(315)	(179)	257
Stock-based compensation expense (1)	23,083	6,911	41,352	19,184
Transaction-related costs	3,915	—	6,927	—
Restructuring and severance costs (2)	9,026	117	12,455	1,316
Adjusted EBITDA	$215,339	$(13,529)	$153,023	$(21,255)
(1) Stock-based compensation expense includes $10,581 expense for settlement of equity awards that was attributable to post-combination period in relation to the Theravance Acquisition for the three and nine months ended September 30, 2026.
(2) Restructuring and severance costs include severance costs of $8,994 related to Theravance Acquisition for the three and nine months ended September 30, 2026.

Contacts:

Investor Inquiries:
Shrinal Inamdar
Vice President, Investor Relations
(604) 678-1388
ir@zymeworks.com

Media Inquiries:
Diana Papove
Vice President, Corporate Communications
(604) 678-1388
media@zymeworks.com